Exhibit 10.2

Execution Version

2018 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

This 2018 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT (this “Agreement”) is entered into as of this 31st day of August 2018, by and between Carolina Trust Bank (the “Bank”), a North Carolina banking corporation and wholly owned subsidiary of Carolina Trust Bancshares, Inc. (the “Company”), and Jerry L. Ocheltree, President and Chief Executive Officer of the Bank (the “Executive”).

WHEREAS, the Executive has contributed substantially to the success of the Bank and the Bank desires that the Executive continue in its employ,

WHEREAS, to encourage the Executive to remain an employee, the Bank is willing to provide to the Executive supplemental retirement benefits payable from the Bank’s general assets,

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] currently exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned, and

WHEREAS, the parties hereto intend this Agreement to be an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive (who is a key employee and member of a select group of management), and to be considered a top hat plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1 DEFINITIONS

1.1        “Account Balance” means the amount annually accrued by the Bank in an unfunded bookkeeping account for the Executive which amount shall be equal to or not less than thirty-two percent (32%) of the Executive’s Base Salary (as defined below) consistent with applicable law plus any additional amounts determined by the Bank in its sole discretion no later than the last day of the taxable year immediately preceding the year in which such additional amounts are accrued on the Bank’s books, and annually credited with earnings at a rate approved by the Bank’s Compensation Committee at the end of the calendar year immediately preceding the Effective Date (as defined below) of this Agreement, or such other rate as the Plan Administrator shall determine in its sole discretion, from time to time.

1.2        “Base Salary” means the net annual salary paid to the Executive relating to services performed by the Executive during a calendar year, whether or not paid to the Executive in such calendar year, not including any before-tax basic and supplemental contributions to any qualified retirement plan, Bank sponsored health and welfare plan, or the amount of any other deferrals from gross salary under any nonqualified deferred compensation plans which may be maintained by the Bank from time to time. For the avoidance of doubt, Base Salary will not include any bonus or other incentive compensation payments made to the Executive during such calendar year.

1.3        “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.

1.4        “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.5        “Change in Control” shall mean the occurrence of any one of the following events, provided, for avoidance of doubt, that such occurrence must also constitute a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5):

(a)        Change in ownership: any one person, or more than one person acting as a group, accumulates ownership of the Company’s or the Bank’s common stock constituting more than fifty percent (50%) of the total fair market value or total voting power of the Company’s or the Bank’s common stock, or

(b)        Change in effective control: (x) any one person or more than one person acting as a group acquires within a twelve (12)-month period ownership of the Company’s or the Bank’s common stock possessing thirty percent (30%) or more of the total voting power of the Company or the Bank, as the case may be, or (y) a majority of the Company’s or the Bank’s board of directors is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed in advance by a majority of the Company’s or Bank’s board of directors, or

(c)        Change in ownership of a substantial portion of assets: any one person or more than one person acting as a group acquires (or has acquired in the twelve (12)-month period ending with the last acquisition by such person or group) from the Company or the Bank, as the case may be, assets having a total gross fair market value equal to or exceeding forty percent (40%) of the total gross fair market value of all of the Company’s or the Bank’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Company’s or the Bank’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

1.6        “Code” means the Internal Revenue Code of 1986, as amended, and rules, regulations, and guidance of general application issued by the Department of the Treasury pursuant thereto.

1.7        “Disability” means, because of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least twelve (12) months, (x) the Executive is unable to engage in any substantial gainful activity, or (y) the Executive is receiving income replacement benefits for a period of at least three (3) months under a disability insurance plan of the Bank or the Company. Medical determination of disability will be made by the Plan Administrator in its sole discretion.  Upon reasonable request by the Plan Administrator, Executive will submit himself to an examination by a physician selected and paid by the Bank for purposes of determining whether a Disability exists, and Executive will authorize the disclosure of the results of such examination by the physician to the Plan Administrator.

1.8        “Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, or Termination with Cause.

1.9        “Effective Date” means September 1, 2018.

1.10      “Normal Retirement Age” means age 65.

1.11      “Plan Administrator” or “Administrator” means the plan administrator described in Article 7.

1.12      “Plan Year” means a twelve (12)-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the effective date of this Agreement.

1.13      “Section 409A” means Section 409A of the Code, the regulations and guidance promulgated by the Department of the Treasury thereunder, and any state law of similar effect.

1.14      “Separation from Service” or “Separates from Service” means separation from service as defined in Section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including termination for any reason of the Executive’s service as an executive and independent contractor to the Bank and any member of a controlled group, as defined in Section 414 of the Code, other than because of a leave of absence approved by the Bank or the Executive’s death. For purposes of this Agreement, the Bank shall have sole discretion to determine any question as to the employment status of the Executive or the date of the Executive’s Separation from Service. In determining whether a Separation from Service for purposes of this Agreement has occurred, service on the board of directors of the Bank or the Company shall be disregarded to the extent allowed pursuant to Section 409A.

1.15      “Termination with Cause” and “Cause” shall have the same meaning specified in any effective severance or employment agreement existing on the date hereof or hereafter entered into between the Executive and the Bank or between the Executive and the Company.  If the Executive is not a party to a then-effective severance or employment agreement containing a definition of termination with cause, Termination with Cause means the Bank terminates the Executive’s employment because of:

(a)         Executive’s substantial failure to perform or material neglect of the material duties of his employment with the Employer, or

(b)         the conviction of Executive of, or the guilty or nolo contendere plea of Executive with respect to, any crime or offense involving property of the Bank (other than a de minimis offense) or involving moral turpitude, or

(c)         the conviction of Executive of, or the guilty or nolo contendere plea of Executive with respect to, or any crime or offense (A) constituting a felony, or (B) which has a material adverse impact on the Bank’s reputation or financial condition, or

(d)         the breach by Executive of any material provision of Executive’s employment agreement with the Employer, or

(e)         Executive’s dishonesty in connection with the Bank or appropriating assets or opportunities of the Bank for his own benefit, or

(f)         violation of a generally recognized lawful material policy of the Bank, of which Executive is provided a copy or is otherwise made aware, (after written notice thereof and a reasonable opportunity to cure if the event the violation is an issue which reasonably is curable), or

(g)        removal of the Executive from office or permanent prohibition of the Executive from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(h)        the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Employer, under the Employer’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees.

1.16      “Vested Account Balance” means:

(a)        that portion of the Executive’s Account Balance that has vested in accordance with the following schedule: eighty percent (80%) of the Executive’s Account Balance shall vest on the Effective Date and the remaining twenty percent (20%) shall vest on January 1, 2019, or

(b)        in the event of: (i) a Change in Control before the Executive attains Normal Retirement Age and before the Executive Separates from Service, (ii) the Executive’s Separation from Service due to Disability before Normal Retirement Age, or (iii) the Executive’s death before Separation from Service, the Executive’s full Account Balance without regard to the vesting schedule set forth in section 1.15(a).

Any portion of the Executive’s Account Balance that is not vested upon the Executive’s Separation from Service shall be forfeited. For the avoidance of doubt, any portion the Executive’s Account Balance that is forfeited in accordance with the previous sentence shall not form any part of the Executive’s Vested Account Balance.

ARTICLE 2 LIFETIME BENEFITS

2.1        Normal Retirement. Unless Separation from Service or a Change in Control occurs before Normal Retirement Age, when the Executive Separates from Service after the Executive attains Normal Retirement Age the Bank shall pay to the Executive the benefit described in this section 2.1 instead of any other benefit under this Agreement.

2.1.1     Amount of benefit. The benefit under this section 2.1 is calculated as the amount that fully amortizes the Vested Account Balance existing on the date the Executive Separates from Service, amortizing that Vested Account Balance over the number of years elected by the Executive on the Election Form attached hereto as Appendix A (the “Election Form”) and taking into account interest between the date of the Executive’s Separation from Service and the date full payment is made to the Executive under this section 2.1 at the rate or rates established by the Plan Administrator.

2.1.2     Payment of benefit. The Bank shall pay the benefit under this section 2.1 to the Executive either as a single lump sum or as an up to fifteen (15) year certain annuity, as elected by the Executive on the Election Form beginning with the first day of the Plan Year immediately following the Plan Year in which the Executive Separates from Service, provided that if the Executive is a “specified employee” (as defined in Section 409A), the Bank shall pay or commence paying the benefit under this section 2.1 to the Executive as elected on the Election Form on the first day of each Plan Year beginning with the later of: (x) the first day of the Plan Year immediately following the Plan Year in which the Executive Separates from Service, or (y) the seventh month after the month in which the Executive’s Separation from Service occurs.

2.2        Early Termination Benefit. Unless the Executive shall have received the benefit under section 2.4 after a Change in Control, upon Early Termination the Bank shall pay to the Executive the benefit described in this section 2.2 instead of any other benefit under this Agreement.

2.2.1     Amount of benefit. The benefit under this section 2.2 is calculated as the amount that fully amortizes the Vested Account Balance existing at the end of the month immediately before the month in which Early Termination occurs, amortizing that Vested Account Balance over ten (10) years and taking into account interest between the date of the Executive’s Early Termination and the date full payment is made to the Executive under this section 2.2 at the rate or rates established by the Plan Administrator.

2.2.2     Payment of benefit. The Bank shall pay the benefit under this section 2.2 to the Executive in ten (10) equal annual installments on the first day of each Plan Year beginning with the first day of the Plan Year immediately following the Plan Year in which the Executive attains Normal Retirement Age, provided that if the Executive is a “specified employee” (as defined in Section 409A), the Bank shall pay the benefit under this section 2.2 to the Executive in ten (10) equal annual installments on the first day of each Plan Year beginning with the later of: (x) the first day of the Plan Year immediately following the Plan Year in which the Executive attains Normal Retirement Age, or (y) the seventh month after the month in which the Executive’s Separation from Service occurs.

2.3        Disability Benefit. Unless the Executive shall have received the benefit under section 2.4 after a Change in Control, upon Separation from Service due to the Executive’s Disability before Normal Retirement Age the Bank shall pay to the Executive the benefit described in this section 2.3 instead of any other benefit under this Agreement.

2.3.1     Amount of benefit. The benefit under this section 2.3 is calculated as the amount that fully amortizes the Vested Account Balance existing at the end of the month immediately before the month in which Separation from Service due to the Executive’s Disability occurs, amortizing that Vested Account Balance over ten (10) years and taking into account interest between the date of the Executive’s Separation from Service due to Disability and the date full payment is made to the Executive under this section 2.3 at the rate or rates established by the Plan Administrator.

2.3.2     Payment of benefit. The Bank shall pay the benefit under this section 2.3 to the Executive in ten (10) equal annual installments on the first day of each Plan Year beginning with the first day of the Plan Year immediately following the Plan Year in which the Executive attains Normal Retirement Age, provided that if the Executive is a “specified employee” (as defined in Section 409A), the Bank shall pay the benefit under this section 2.3 to the Executive in ten (10) equal annual installments on the first day of each Plan Year beginning with the later of: (x) the first day of the Plan Year immediately following the Plan Year in which the Executive attains Normal Retirement Age, or (y) the seventh month after the month in which the Executive’s Separation from Service occurs.

2.4        Change in Control. If a Change in Control occurs both before Normal Retirement Age and before Separation from Service, the Bank shall pay to the Executive the benefit described in this section 2.4 instead of any other benefit under this Agreement.

2.4.1     Amount of benefit. The benefit under this section 2.4 is the Vested Account Balance on the date the Change in Control occurs.

2.4.2     Payment of benefit. Within ten (10) days immediately following the Change in Control, the Bank shall pay the benefit under this section 2.4 to the Executive in a single lump sum.

2.5        Lump-Sum Payout of Remaining Normal Retirement Benefit, Early Termination Benefit, or Disability Benefit When a Change in Control Occurs. If a Change in Control occurs while the Executive is receiving the Normal Retirement benefit under section 2.1, the Bank shall pay the remaining Normal Retirement benefit to the Executive in a single lump sum on the day of the Change in Control. If a Change in Control occurs after Separation from Service but while the Executive is receiving or is entitled to receive the Early Termination benefit under section 2.2 or the Disability benefit under section 2.3, the Bank shall pay the remaining Early Termination benefit or Disability benefit, as applicable, to the Executive in a single lump sum three (3) days after the later of (x) the effective date of the Change in Control or (y) if the Executive is a “specified employee” (as defined in Section 409A), the last day of the seventh month after the month in which the Executive’s Separation from Service occurs. The lump-sum payment due to the Executive as a result of a Change in Control shall be an amount equal to the amount of benefit (determined in accordance with sections 2.1.1, 2.2.1, and 2.3.1 respectively) corresponding to the particular benefit when the Change in Control occurs.

2.6        Annual Benefit Statement. Within one hundred twenty (120) days after the end of each Plan Year, the Plan Administrator shall provide or cause to be provided to the Executive an annual benefit statement showing benefits payable or potentially payable to the Executive under this Agreement. Each annual benefit statement shall supersede the previous year’s annual benefit statement. If there is a contradiction between this Agreement and the annual benefit statement concerning the amount of a particular benefit payable or potentially payable to the Executive under sections 2.2, 2.3, or 2.4 hereof, the amount of the benefit determined under this Agreement shall control.

2.7        Compliance with Section 409A. The Agreement is intended to comply with Section 409A. Notwithstanding anything to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with this intention. If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A, then the parties agree that this Agreement shall be amended so as to avoid the imposition of additional tax pursuant to Section 409A, while maintaining to the maximum extent practicable the original intent of the applicable provision without requiring the Bank or the Company to incur any additional compensation expense as a result of the reformed provision.  Each payment pursuant to this Plan is a separate “payment” for purposes of Treasury Regulation § 1.409A-2(b)(2)(i).  Notwithstanding anything above, in no event will the Bank or the Company be liable for any additional tax, interest or penalties that may be imposed on Executive by Section 409A or any damages for failing to comply with Section 409A.

2.8        One Benefit Only. Despite anything to the contrary in this Agreement, the Executive and Beneficiary are entitled to one benefit only under this Agreement, which shall be determined by the first event to occur that is dealt with by this Agreement. Except as provided in section 2.5 or Article 3, subsequent occurrence of events dealt with by this Agreement shall not entitle the Executive or Beneficiary to other or additional benefits under this Agreement.

ARTICLE 3 DEATH BENEFITS

3.1        Death Before Separation from Service. If the Executive dies before Separation from Service, at the Executive’s death the Bank shall pay to the Executive’s Beneficiary the benefit described in this section 3.1 instead of any other benefit under this Agreement.

3.1.1     Amount of benefit. The benefit under this section 3.1 is the Vested Account Balance on the date the Executive’s death.

3.1.2     Payment of benefit. Within twenty-one (21) days immediately following the date of the Executive’s death, the Bank shall pay the benefit under this section 3.1 to the Executive’s Beneficiary in a single lump sum.

3.2        Death after Separation from Service. If the Executive dies after Separation from Service, if Separation from Service was not a Termination with Cause, and if at death the Executive was receiving the benefit under section 2.1 or was receiving or was entitled at Normal Retirement Age to receive the benefit under sections 2.2 or 2.3, at the Executive’s death the Executive’s Beneficiary shall be entitled to an amount in cash equal to the Account Balance remaining at the Executive’s death, unless the Change-in-Control benefit shall have been paid to the Executive under section 2.4 or unless a Change-in-Control payout shall have occurred under section 2.5. No benefit shall be paid under this Article 3 after the Change-in-Control benefit is paid under section 2.4 or after a Change-in-Control payout occurs under section 2.5. If a benefit is payable to the Executive’s Beneficiary, the benefit shall be paid in a single lump sum ninety (90) days after the Executive’s death. However, no benefits under this Agreement shall be paid or payable to the Executive or the Executive’s Beneficiary if this Agreement is terminated under Article 5.

ARTICLE 4 BENEFICIARIES

4.1        Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement after the Executive’s death. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

4.2        Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3        Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

4.4        No Beneficiary Designation. If the Executive dies without a valid beneficiary designation or if all designated Beneficiaries predecease the Executive, the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

4.5        Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay the benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.

ARTICLE 5 GENERAL LIMITATIONS

5.1        Termination with Cause. Despite any contrary provision of this Agreement, the Bank will not pay any benefit under this Agreement and this Agreement will immediately terminate if Executive’s Separation from Service is a Termination with Cause.

5.2        Removal. If the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

5.3        Default. Despite any contrary provision of this Agreement, if the Bank is in “default” or “in danger of default,” as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

5.4        FDIC Open-Bank Assistance. All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, if the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the Federal Deposit Insurance Act.  12 U.S.C. 1823(c).  Any rights of the parties that have already vested shall not be affected by such action, however.

ARTICLE 6
CLAIMS AND REVIEW PROCEDURES

6.1        Claims Procedure for Other than Disability Benefits. Other than with respect to a claim for Disability benefits under sections 2.3 or 2.5 hereunder, the Bank will notify any person or entity that makes a claim for benefits under this Agreement (the “Claimant”) in writing, within ninety (90) days after receiving Claimant’s written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Plan Administrator determines that the Claimant is not eligible for benefits or full benefits, the notice will state (w) the specific reasons for denial, (x) a specific reference to the provisions of the Agreement on which the denial is based, (y) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (z) an explanation of the Agreement’s claims review procedure and other appropriate information concerning steps to be taken if the Claimant wishes to have the claim reviewed.

6.1.1     Extension. If the Plan Administrator determines that there are special circumstances requiring additional time to make a decision, the Bank will notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety (90) days.

6.2        Claims Procedure for Disability Benefits. With respect to a claim for Disability benefits under sections 2.3 or 2.5 hereunder, the Bank will notify the Claimant in writing (in a culturally and linguistically appropriate manner), within forty-five (45) days after receiving Claimant’s written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Plan Administrator determines that the Claimant is not eligible for partial or full benefits, the notice will state (s) the specific reasons for denial, (t) a specific reference to the provisions of the Agreement on which the denial is based, (u) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, (v) an explanation of the Agreement’s claims review procedure and other appropriate information concerning steps to be taken if the Claimant wishes to have the claim reviewed, (w) a discussion of the decision including an explanation of the Plan Administrator’s basis for disagreeing with or not following: (1) the views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (2) the views of medical or vocational experts whose advice was obtained on behalf of the Plan Administrator in connection with a Claimant's denial of benefits, without regard to whether the advice was relied upon in making the benefit determination; and (3) a disability determination regarding the Claimant made by the Social Security Administration, (x) if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the clinical or scientific judgment for the denial or a statement that such an explanation will be provided free of charge upon request, (y) the specific internal rules, guidelines, protocols, standards or other similar criteria of the relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist; and (z) that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for Disability benefits.

6.2.1     Extension. If the Plan Administrator determines that there are matters beyond the Plan Administrator’s control requiring an extension of time to make a decision, the Bank will notify the Claimant, before the end of the initial forty-five (45)-day period, of the circumstances requiring the extension of time and the date by which a decision is expected to be made, and may extend the time for up to an additional thirty (30) days. If, before the end of the first thirty (30)-day extension period, the Plan Administrator determines that there are still matters beyond the Plan Administrator’s control requiring an additional extension of time to make a decision, the Bank will notify the Claimant, before the end of the first thirty (30)-day extension period, of the circumstances requiring the extension of time and the date by which a decision is expected to be made, and may extend the time for up to an additional thirty (30) days. If the Plan Administrator extends the time to make a decision under this section 6.2.1, the notice of extension will specifically explain to the Claimant, (a) the standards on which entitlement to a benefit is based, (b) the unresolved issues that prevent a decision on the claim, and (c) the additional information needed to resolve those issues. The Claimant will then be given at least forty-five (45) days within which to provide the specified information.

6.3        Review Procedure. If the Claimant is determined by the Plan Administrator not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant will have the opportunity to have his or her claim reviewed by the Bank by filing a petition for review with the Bank within sixty (60) days after receipt of the notice issued by the Bank. The Claimant’s petition must state the specific reasons the Claimant believes entitle him or her to benefits or to greater or different benefits.  Within sixty (60) days after receipt by the Bank of the petition (forty-five (45) days for claims for Disability benefits), the Plan Administrator will give the Claimant (and counsel, if any) an opportunity to (x) present his or her position verbally or in writing, (y) review the pertinent documents relevant to the Claimant’s claim for benefits, and (z) have the claim reviewed, taking into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, whether or not such information was submitted or considered in the initial benefit determination. In addition, with respect to claims for Disability benefits, before the Plan Administrator can issue a full or partial denial of benefits on review, the Plan Administrator will provide the Claimant (and counsel, if any), as soon as possible and sufficiently in advance of the end of the forty-five (45)-day review period, with (a) any new or additional evidence considered, relied upon, or generated by the Plan Administrator or other person making the benefit determination in connection with the claim, and (b) its rationale for the denial. The Plan Administrator will notify the Claimant of the Plan Administrator’s decision in writing within the sixty (60)-day period (forty-five (45)-day period for Disability benefit claims), stating specifically the basis of its decision, written in a manner to be understood by the Claimant, and the specific provisions of the Agreement on which the decision is based.  If, because of special circumstances (such as the need for a hearing), the sixty (60)-day period (forty-five (45)-day period for Disability benefit claims) is not sufficient, the decision may be deferred for up to another sixty (60) days of forty-five (45) days (as applicable) at the election of the Plan Administrator, but notice of this deferral will be given to the Claimant.

6.4        Denial of Claims. The decision of the Plan Administrator made under this Article will be final, subject only to the Executive’s rights to file a lawsuit under ERISA. Failure of the Executive to follow the Claims and Review Procedures of this Article, including meeting the deadlines set forth in those procedures, will result in a complete waiver by the Executive of the claim and forfeiture of the right to bring a lawsuit to enforce the claim under ERISA or state law.

ARTICLE 7
ADMINISTRATION OF AGREEMENT

7.1        Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the Board of Directors of the Bank, or such committee or person as the Board of Directors of the Bank shall appoint. The Executive may not be a member of the Plan Administrator. The Plan Administrator shall have the discretion and authority to (x) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (y) decide or resolve any and all questions that may arise, including interpretations of this Agreement.

7.2        Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

7.3        Binding Effect of Decisions. The decision or action of the Plan Administrator about any question arising out of the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the interest rate and calculation method employed in the determination of the Account Balance.

7.4        Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

7.5        Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

ARTICLE 8 MISCELLANEOUS

8.1        Amendments and Termination. This Agreement may be amended solely by a written agreement signed by the Bank and the Executive. This Agreement may be terminated by the Bank without the Executive’s consent as described below. Unless Article 5 provides that the Executive is not entitled to payment, the Bank must pay the Account Balance in a single lump sum to the Executive if the Bank terminates this Agreement but only if the termination and payment are carried out consistent with the terms of the Section 409A plan-termination exception to the prohibition against accelerated payment. Consistent with Section 409A, the lump-sum termination payment will be made to the Executive on the first day of the thirteenth month after the month in which the Bank terminates this Agreement.

8.2        Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, successors, administrators, and transferees.

8.3        No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee or interfere with the Executive’s right to terminate employment at any time.

8.4        Non-Transferability. Benefits under this Agreement may not be sold, transferred, assigned, pledged, attached, or encumbered.

8.5        Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the Bank’s business or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Bank would be required to perform this Agreement had no succession occurred.

8.6        Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.7        Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of North Carolina, except to the extent preempted by the laws of the United States of America.

8.8        Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay benefits. The rights to benefits are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and beneficiary have no preferred or secured claim.

8.9        Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth.

8.10      Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and to the full extent consistent with law each such other provision shall continue in full force and effect. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of such provision not held invalid, and to the full extent consistent with law the remainder of such provision, together with all other provisions of this Agreement, shall continue in full force and effect.

8.11      Headings. Headings are included herein solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

8.12      Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. If to the Bank or to the Company, notice shall be given to the Company’s board of directors, 901 East Main Street, Lincolnton, NC 28092, or to such other or additional person or persons as the Bank or the Company shall have designated to the Executive in writing. If to the Executive, notice shall be given to the Executive at the Executive’s address appearing on the Bank’s records, or to such other or additional person or persons as the Executive shall have designated to the Bank in writing.

8.13      Payment of Legal Fees. The Bank is aware that after a Change in Control management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement would be frustrated. The Bank desires that the Executive not be required to incur significant expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. The Bank desires that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control it reasonably appears to Executive that (x) the Bank has failed to comply with any of its obligations under this Agreement, or (y) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or recover from the Executive the benefits intended to be provided to the Executive hereunder, the Bank irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the Bank’s expense as provided in this section 8.13 up to two hundred thousand dollars ($200,000) (the “Cap”), to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder or other person affiliated with the Bank, in any jurisdiction.  The fees and expenses of counsel selected from time to time by Executive as provided in this section shall be paid or reimbursed to Executive by the Bank up to the amount of the Cap on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, whether suit be brought or not and regardless of whether incurred in trial, bankruptcy, or appellate proceedings. The Bank’s obligation to pay the Executive’s legal fees provided by this section 8.13 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Executive under a severance or employment or other agreement by and between the Executive and the Bank. Despite any contrary provision within this Agreement however, the Bank shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have executed this 2018 Supplemental Executive Retirement Plan Agreement as of the date first written above.

EXECUTIVE:		BANK:

/s/ Jerry L. Ocheltree		/s/ Edwin E. Laws
By:	Jerry L. Ocheltree	By:	Edwin E. Laws
Title:	President and CEO	Title:	EVP and CFO

BENEFICIARY DESIGNATION
2018 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

I designate the following as beneficiary of any death benefits under this 2018 Supplemental Executive Retirement Plan Agreement:

Primary:

Contingent:

Note:	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Bank.  I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:

Date:	, 20

Accepted by the Bank this	day of	, 20

By:

Title:

APPENDIX A

2018 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
NORMAL RETIREMENT AGE PAYMENT OF BENEFIT
ELECTION FORM

Pursuant to the 2018 Supplemental Executive Retirement Plan Agreement by and between Carolina Trust Bank (the “Bank”), a North Carolina banking corporation and wholly owned subsidiary of Carolina Trust Bancshares, Inc. (the “Company”), and Jerry L. Ocheltree, President and Chief Executive Officer of the Bank (the “Executive”), effective as of September 1, 2018 (the “Agreement”), the Executive hereby elects the following time and form of payment for his Normal Retirement benefit under Section 2.1 of the Agreement:

☑	In a single lump sum; or

☐	In _________ (up to 15) equal annual installments

Signature:	/s/ Jerry L. Ocheltree

Date:	August 31, 2018

Accepted by the Bank this 31st day of August, 2018

By:	/s/ Edwin E. Laws

Title:	EVP and CFO